Exhibit 23.3

[KPMG Letterhead]

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Brooklyn Federal Bancorp, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Brooklyn Federal Bancorp, Inc. (the “Company”) of our report dated December 22, 2005, relating to the consolidated statement of financial condition of Brooklyn Federal Bancorp, Inc. and subsidiary as of September 30, 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended September 30, 2005, which report appears in the September 30, 2006 Annual Report, which is incorporated by reference in the Company’s Form 10-K for the year ended September 30, 2006 which is incorporated by reference in the Company’s Registration Statement on Form S-8.

/s/ KPMG LLP

New York, New York
June 26, 2007